Exhibit 10.4

NeoPhotonics Corporation

Severance Rights Agreement

This Severance Rights Agreement (the “Agreement”) is made and entered into by and between Dr. Chi Yue (“Raymond”) Cheung (the “Employee”) and NeoPhotonics Corporation, a Delaware corporation, (the “Company”), effective as of April 30, 2012.

RECITALS

A. The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to provide the Employee with certain severance benefits should the Employee’s employment with NeoPhotonics (China) Co., Ltd. (the “Employer”), the Company or any affiliate of the Company terminate under certain circumstances. Such benefits are intended to provide the Employee with enhanced financial security and with sufficient incentive and encouragement for the Employee to remain with the Company.

B. Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

The parties hereto agree as follows:

1.	Term of Agreement. The terms of this Agreement shall terminate upon the date that all obligations of the parties hereunder have been satisfied, if the Employee is eligible to receive benefits hereunder, or immediately upon a termination of the Employee’s employment as to which he has no eligibility for benefits hereunder. A termination of the terms of this Agreement pursuant to this Section shall be effective for all purposes.

2.	Employment Terms. The Company and the Employee acknowledge that except for the severance benefits provided in this Agreement, the Employee’s employment is and shall continue to be subject to the terms and conditions of the Labour Contract between the Employee and the Employer dated August 14, 2007 (the “Labour Contract”).

3.	Agreement Benefits.

(a)	Involuntary Termination Generally. If the Employee’s employment terminates as a result of Involuntary Termination, except by such Involuntary Termination as provided in Section 3(b) below, and provided the Employee provides a valid and effective Release of Claims not later than thirty (30) days after such termination, the Company will pay or will cause the Employer to pay, as applicable, the Employee the following severance benefits:

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(i)	a lump sum severance payment equal to twenty-four (24) months of the Employee’s Base Compensation, with such amount payable within ten (10) business days after the effective date of the Release of Claims;

(ii)	a monthly cash payment in an amount equal to the monthly premium that the Employee would be required to pay to continue the Employee’s group health coverage in effect on the date of his termination, payable until the earlier of (i) the close of the twenty-four (24) month period following the effective date of the Involuntary Termination, and (ii) the date the Employee commences new employment following his termination date; and

(iii)	the vesting of each of the Employee’s then-outstanding compensatory equity awards granted under any of the Company’s equity incentive plans, and the rate of lapsing of any repurchase right applicable to any shares received under such awards, shall automatically be accelerated (and, in the case of options, such options shall become exercisable), as of the effective date of the Employee’s Involuntary Termination, as to the number of shares that would have vested, or as to which repurchase rights would have lapsed, in the ordinary course of business if the Employee had maintained his employment or consulting relationship with the Company for eighteen (18) months following the effective date of the Involuntary Termination.

(b)	Involuntary Termination Following a Change in Control. If the Employee’s employment terminates as a result of Involuntary Termination on or within twelve (12) months following a Change of Control, and provided the Employee provides a valid and effective Release of Claims not later than thirty (30) days after such termination, the Company will pay the Employee the following severance benefits:

(i)	a lump sum severance payment equal to the sum of (A) twenty-four (24) months of the Employee’s Base Compensation and (B) 200% of the Employee’s target Bonus for the year of termination, with such amount payable within ten (10) business days after the date of effectiveness of the Release of Claims;

(ii)	a monthly cash payment in an amount equal to the monthly premium that the Employee would be required to pay to continue the Employee’s group health coverage in effect on the date of his termination, payable until the earlier of (i) the close of the twenty-four (24) month period following the effective date of the Involuntary Termination, and (ii) the date the Employee commences new employment following his termination date; and

(iii)

the vesting of each of the Employee’s then-outstanding compensatory equity awards granted under any of the Company’s equity incentive plans, and the rate of lapsing of any repurchase right applicable to any shares received under such awards, shall automatically be accelerated (and, in the case of options, such options shall become exercisable), as of the effective date of the Employee’s

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Involuntary Termination, as to the number of shares that would have vested, or as to which repurchase rights would have lapsed, in the ordinary course of business if the Employee had maintained his employment or consulting relationship with the Company for twenty-four (24) months following the effective date of the Involuntary Termination.

(c)	Voluntary Resignation; Termination For Cause. If the Employee voluntarily resigns from the Company, or if the Company terminates the Employee’s employment for Cause, then the Employee shall not be entitled to receive severance or other benefits pursuant to this Agreement.

(d)	Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or if the Employee’s employment terminates due to the death of the Employee, then the Employee shall not be entitled to receive severance benefits except as provided in this Section 3(d). Nothing in this Agreement restricts the Employee’s rights to any payments under any death or disability insurance policy with the Company in effect at the time of termination. In addition, if the Employee’s employment terminates due to the death of the Employee, and his death occurs while he is outside of his country of residence (for any reason), then the Company will supplement the death benefit provided by any existing Company-provided life insurance, if necessary, so that the Employee’s estate or beneficiaries receive total death benefits equal to two times the Employee’s then-current Base Compensation. Any amount payable pursuant to this Section 3(d) will be paid in a lump sum to the Employee’s estate within thirty (30) days following the Employee’s termination date.

(e)	Change in Control Benefits. In the event of a Change in Control in which the acquirer does not assume unvested compensatory equity awards, the vesting of each of the Employee’s then-outstanding compensatory equity awards granted under any of the Company’s equity incentive plans, and the rate of lapsing of any repurchase right applicable to any shares received under such awards, shall automatically become accelerated (and, in the case of options, such options shall become exercisable) as to the number of shares that would have vested, or as to which repurchase rights would have lapsed, in the ordinary course of business if the Employee had maintained his employment or consulting relationship with the Company for eighteen (18) months following the closing of the Change in Control, in each case as of immediately prior to the closing of the Change in Control. For purposes of clarity, this eighteen (18) month vesting acceleration is intended to be in lieu of any automatic accelerated vesting provision triggered solely on the closing of a Change in Control transaction contained in the Company’s equity incentive plans (for example, the Company’s 2004 Stock Option Plan currently provides for twelve (12) months of accelerated vesting in the event of certain material corporate transactions if unvested awards are not assumed by the acquirer).

(f)

Statutory Severance Rights. If the cash severance benefits which would be payable to the Employee under applicable employment laws and regulations where the Employee provides services to the Employer or the Company (the “Statutory Severance”) would be

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greater than the severance benefits provided in Section 3(a), or Sections 3(b)(i) and (ii) above, as applicable, then the Employee shall be entitled to receive the Statutory Severance instead of, and not in addition to, the cash severance benefits provided for in Section 3(a) or Sections 3(b)(i) and (ii) above. If the Employee receives the Statutory Severance, he may still be eligible to receive the accelerated vesting benefits on an Involuntary Termination provided for in Section 3(b)(iii) and Section 3(c), if applicable.

4.	Excise Tax Payments. The Company and the Employee agree that the Employee’s rights to benefits hereunder are subject to reduction in accordance with the provisions of Section 9(e) (that is, “Parachute Payments”) of the Company’s 2010 Equity Incentive Plan.

5.	Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)	Base Compensation. “Base Compensation” means an amount equal to the Employee’s existing annual base salary at the time of the Involuntary Termination, after excluding amounts paid to cover the Employee’s monthly health insurance premiums.

(b)	Bonus. “Bonus” shall mean the target compensation amount for the fiscal year of termination under any cash incentive program approved for the year of termination as applicable to the Employee.

(c)	Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is materially injurious to the Company, and (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

(d)	Change in Control. “Change in Control” means the occurrence of any of the following events:

(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)	the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

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(iii)	the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv)	a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(e)	Disability. “Disability” shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(f)	Good Reason. “Good Reason” shall mean the Employee’s voluntary resignation from all positions he then holds with the Company, effective within ninety (90) days after the occurrence of the failure of the Company to obtain the assumption, in all material respects, of this Agreement by any successors to the Company; provided, however, that the Employee must provide written notice to the Company of the existence of one of the conditions described above within sixty (60) days after its initial existence, and the Company must be provided with a period of thirty (30) days during which it may cure the circumstances giving rise to the condition (in which case, no right to resign for Good Reason shall exist). An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee shall not give rise to Good Reason.

(g)	Involuntary Termination. “Involuntary Termination” shall mean (i) any termination of the Employee’s employment by the Company without Cause (and other than by reason of death or Disability) or (ii) the Employee’s resignation for Good Reason, provided that in either case, such termination constitutes a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h).

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(h)	Release of Claims. “Release of Claims” shall mean a waiver by the Employee, in a form provided by the Company, and reasonably acceptable to the Employee, of all employment related obligations of and claims and causes of action against the Company. The Release of Claims must become effective in accordance with its terms within thirty (30) days following the event giving rise to the payment obligation hereunder. If the Release of Claims fails to become effective within the required period, the Employee will not receive any of the benefits provided for under this Agreement.

6.	Successors.

(a)	Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall promptly (within fifteen (15) days after such transaction) assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)	Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee shall die at a time when he is receiving payments or benefits hereunder, such payments and benefits shall continue to be paid or provided to such person or persons appointed in writing by the Employee to receive such amounts or, if no person is so appointed, to the Employee’s estate.

7.	Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or when delivered by a nationally recognized commercial overnight courier that provides a receipt. In the case of the Employee, notices shall be addressed to him at the home address which he most recently communicated to the Company or the Employer in writing. In the case of the Company, notices shall be addressed to its U.S. corporate headquarters, and all notices shall be directed to the attention of its Secretary.

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8.	Miscellaneous Provisions.

(a)	Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)	Whole Agreement. This Agreement sets forth the entire agreement of the parties with respect to the matters set forth herein, and supersedes all previous contracts, arrangements or understandings between the Company and the Employee on the subjects set forth herein. The Agreement may be amended at any time only by mutual written agreement signed by the parties hereto.

(c)	Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to the conflict of law provisions.

(d)	Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)	Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(f)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Severance Agreement, in the case of the Company by its duly authorized officer, as of the day and year last set forth below.

COMPANY	NEOPHOTONICS CORPORATION

By: /s/ Tim Jenks

Title: Chief Executive Officer

Date: April 30, 2012

EMPLOYEE	By: /s/ Chi Yue Cheung

Name: Chi Yue Cheung

Date: April 30, 2012

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